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                                                                    Exhibit 15.2


            Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Silicon Manufacturing Partners Pte Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-56878) on Form F-3 and the registration statements (No. 333-63814, No. 333-63816, No. 333-89849 and No. 333-116844) on Form S-8 of Chartered
Semiconductor Manufacturing Ltd of our report dated February 4, 2005, relating to the balance sheet of Silicon Manufacturing Partners Pte Ltd as of December 31, 2004, and the related statements of income, comprehensive income, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2005, annual report on Form 20-F of Chartered Semiconductor Manufacturing Ltd.


KPMG
SINGAPORE


March 1, 2006